Exhibit 10.42.1

THIS AGREEMENT is made on 10 DECEMBER 2004 BETWEEN:-

CAMBRIDGE DISPLAY TECHNOLOGY, INC. c/o Cambridge Display Technology, 2020 Cambourne Business Park, Cambridgeshire, UK CB3 6DW (the “Company”); and David Fyfe of 11551 Mandarin Forest Drive, Jacksonville, FL 32223, USA (the “Employee”);

WHEREAS:-

A.	The Company has adopted the Cambridge Display Technology, Inc. Special Bonus Plan (the “Plan”) as a means of retaining and incentivising employees of the Company and its Subsidiaries;

B.	The Committee wishes to grant a Special Bonus to the Employee in accordance with the rules of the Plan as specifically varied by this Agreement; and

C.	The terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan (a copy of the current rules of which (the “Rules”) is appended to this Agreement).

IT IS AGREED AS FOLLOWS:-

1.	Grant of Special Bonus

1.1	The Committee hereby grants to the Employee a Special Bonus in accordance with the rules of the Plan and the terms of this Agreement.

2.	The Notified Percentage

2.1	The Notified Percentage shall be 35% as varied in accordance with the Rules and this Agreement.

2.2	In the event that the Exit Bonus of a Bonus Holder (other than the Employee) lapses then the Employee’s Notified Percentage shall be adjusted in accordance with the following formula:-

RNP	=	INP	x	LNP + INP
TNP

Where:	RNP = the revised Notified Percentage
INP = the Employee’s Notified Percentage before the adjustment
TNP = the total of all the remaining Bonus Holder’s Notified Percentages before the adjustment (including the Employee’s Notified Percentage)
LNP = the lapsed Notified Percentage.

2.3	If at any time when the entire Bonus Pool has been allocated the Committee issues an additional Exit Bonus (other than pursuant to clause 2.2) the Employee’s Notified Percentage shall be adjusted in accordance with the following formula:-

RNP	=	INP	-	INP	x	ANP
100

Where:	RNP	=	the revised Notified Percentage
	INP	=	the Employee’s Notified Percentage before the adjustment
	ANP	=	the percentage allocated under the additional Exit Bonus

2.4	For the purposes of clauses 2.2 and 2.3, the Committee shall in each case calculate the revised Notified Percentage and advise the Employee of the same in writing provided that, save in the case of manifest error, the Committee’s decision on the level of the revised Notified Percentage shall be final and binding.

2.5	For the purposes of the Exit Bonus granted under this Agreement only, if the Notional Purchase Price is less than $200,000,000 it shall be deemed to be $200,000,000.

3.	Leaving the Group

3.1	For the purposes of this Agreement only, rule 6 of the Rules shall be deleted in its entirety and shall be replaced with the following:-

“6.1	If the Bonus Holder’s employment with any member of the Group is terminated for cause, or if the Bonus Holder’s employment agreement is not extended for cause, [or if the Bonus Holder terminates his employment in circumstances that justify termination for cause] then his Special Bonus shall lapse (so that no payment shall be made under it at any time) upon such termination.

6.2	If the Bonus Holder’s employment with any member of the Group terminates for a reason other than that set out in rule 6.1, then his Special Bonus shall remain payable to him in full in accordance with and subject to the terms hereof as if he had continued to hold employment within the Group.

6.3	For the purposes of this rule 6 “cause” shall have the meaning ascribed to it in the relevant Bonus Holder’s employment agreement with a member of the Group. For the purposes of this rule 6 the Bonus Holder shall not be treated as ceasing to hold employment within the Group unless and until he no longer holds office or employment with any member of the Group or any Associated Company.”

/s/ Stephen Chandler
signed by Stephen Chandler for and on behalf of the Company

/s/ David Fyfe
signed by David Fyfe (the Employee)